UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                                VISTA GOLD CORP.
                                (Name of Issuer)


                                  Common Shares
                         (Title of Class of Securities)


                                   927926 10 5
                                 (CUSIP Number)


                                 April 26, 2002
             (Date of Event which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                / / Rule 13d-1(b)
                                /x/ Rule 13d-1(c)
                                / / Rule 13d-1(d)

CUSIP No. 927926 10 5                                                Page 2 of 6


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      Global Resource Investments Ltd.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      33-0584418

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                     California
--------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

                                                                              0
    NUMBER OF              -----------------------------------------------------
      SHARES                6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                                        11,851,850
       EACH                -----------------------------------------------------
    REPORTING               7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                                                                   0
                           -----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                                                     11,851,850
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     11,851,850
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                            9.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

                                                                             PN
--------------------------------------------------------------------------------

CUSIP No. 927926 10 5                                                Page 3 of 6


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      Rule Investments, Inc.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      33-0584421

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                     California
--------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

                                                                              0
    NUMBER OF              -----------------------------------------------------
      SHARES                6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                                        11,851,850
       EACH                -----------------------------------------------------
    REPORTING               7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                                                                   0
                           -----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                                                     11,851,850
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     11,851,850
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                            [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                            9.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

                                                                             CO
--------------------------------------------------------------------------------

CUSIP No. 927926 10 5                                                Page 4 of 6



Item 1(a).     Name of Issuer:

               Vista Gold Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               7961 Shaffer Parkway, Suite 5
               Littleton, Colorado 80127

Item 2

      (a). - (c).
      Name, Principal Business Address and Citizenship of Persons Filing:

          (1) Global Resource Investments Ltd. ("Global Resource") 7770 El Camino Real
              Carlsbad, California 92009
              Citizenship:  California

          (2) Rule Investments, Inc. ("Rule Investments")
              7770 El Camino Real
              Carlsbad, California 92009
              Citizenship:  California

Item 2(d).     Title of Class of Securities:

               Common Shares

Item 2(e).     CUSIP Number:

               927926 10 5

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

      (a) /  / Broker or dealer registered under Section 15 of the Exchange Act.

      (b) /  / Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) /  / Insurance company as defined in Section 3(a)(19) of the Exchange
                 Act.

      (d) /  / Investment company registered under Section 8 of the Investment
                 Company Act.

      (e) /  / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

      (f) /  / An employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F).

      (g) /  / A parent holding company or control person in accordance with
                 Rule 13d-1(b)(ii)(G).

      (h) /  / A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.

      (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j) /  / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                 Not Applicable

CUSIP No. 927926 10 5                                                Page 5 of 6


Item 4.   Ownership.

          The information in items 1 and 5 through 11 on the cover pages (pp. 2-3) on Schedule 13G is hereby incorporated by reference.

          Aggregate beneficial ownership of 11,851,850 shares includes 5,925,925 Common Shares and 5,925,925 immediately exercisable share purchase warrants.

          Global Resource is a broker-dealer. Rule Investments was organized to serve as the corporate General Partner of Global Resource. It conducts no independent business activities.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not Applicable

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable

Item 9.   Notice of Dissolution of Group.

          Not Applicable

Item 10.  Certification.

          By signing below, each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 927926 10 5                                                Page 6 of 6


                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  May 2, 2002               Global Resource Investments Ltd.

                                 By: Rule Investments, Inc., its general partner


                                 By: /s/ Arthur Richards Rule
                                     -------------------------------
                                     Arthur Richards Rule, President


Date:  May 2, 2002               Rule Investments, Inc.


                                 By: /s/ Arthur Richards Rule
                                     -------------------------------
                                     Arthur Richards Rule, President